EXHIBIT 10.3
PURCHASE AND SALE AGREEMENT
HILTON DURHAM, DURHAM, NORTH CAROLINA
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 31, 2005, is made by and between MeriStar Hospitality Operating Partnership, L.P. (successor by name change to American General Hospitality Operating Partnership, L.P.) (“Seller”), a Delaware limited partnership, having an address at                     , and Interstate Durham, LLC (“Purchaser”), a Delaware limited liability company, having an address at 4501 N. Fairfax Drive, Suite 800, Arlington, VA 22203.
RECITALS
     A. Seller is the owner of the hotel located at 3800 Hillsborough Road, Durham, North Carolina, and known as the Hilton Durham near Duke University (the “Hotel”); and
     B. Seller desires to sell the Hotel and certain related assets to Purchaser, and Purchaser desires to acquire the same from Seller, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of ten ($10.00) dollars and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:
I.
Definitions; Sale and Purchase
     1.01 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:
(a)	“Bookings” shall mean contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or the banquet facilities of the Hotel, including without limitation (i) volume transient agreements, and (ii) any assignable internet and travel agent reservation agreements and promotions, if any, in effect with respect to the Hotel.

(b)	“Books and Records” shall mean all books, records, room rates, customer lists and banquet and function room records with respect to the Hotel (whether in electronic format or reduced to paper, but with respect to items in electronic format (i) excluding software which is proprietary to Seller, MHL, the Manager, their respective affiliates or any third party, or subject to a non-transferable license, (ii) only in such form as they exist on the Closing Date, (iii) only to the extent the same are not consolidated with items from other hotels owned, leased or managed by Seller, MHL, Manager or any of their respective affiliates not being conveyed to Purchaser and (iv) without any representation or warranty that the same are compatible with Purchaser’s software), to the extent the same (x) are owned by Seller or MHL, (y) reflect operations at the Hotel and not at other properties owned, leased or managed by Seller, MHL, Manager or any of their respective affiliates, and (z) are in Seller’s or MHL’s possession.

(c)	“Closing Date” shall mean the date specified in Section 6.01.

(d)	“Consumables” shall mean all opened and unopened food and beverages (alcoholic and non-alcoholic) owned by Seller or MHL and located at, or purchased to be used or sold at but not yet delivered to, the Hotel, excluding any alcoholic beverages which may not legally be transferred to Purchaser under applicable law.

(e)	“Cut-off Time” shall mean 11:59 p.m. on the date preceding the Closing Date.

(f)	“Effective Date” shall mean the date of this Agreement.

(g)	“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses or other governmental restrictions or requirements now or hereafter in effect with respect to the Property and relating to the environment and/or Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended (42 U.S.C. §9601 et seq.), the Resource Conservation Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (42 U.S.C. §6901 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801 et seq.), the Clean Air Act, as amended (42 U.S.C. §7401 et seq.), the Clean Water Act, as amended (33 U.S.C. §1251 et seq.), and the Toxic Substances and Control Act, as amended (15 U.S.C. §2601 et seq.).

(h)	“Escrow Agent” shall mean First American Title Insurance Company, through its National Accounts Office in Washington, DC, in its capacity as holder of the Earnest Money described in Section 2.02, with which Purchaser and Seller shall enter into a separate escrow agreement substantially in the form of Exhibit H.

(i)	“Expendables” shall mean all expendable supplies, including, but not limited to, all china, glassware, linens, towels, washcloths, bedding, napkins, tablecloths, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning and maintenance supplies, office supplies, operating supplies, printing, stationery and uniforms owned by Seller or MHL and located at, or purchased for use at but not yet delivered to, the Hotel. In no event shall Expendables include any such items which bear the trade name, trademark, service mark, logo or other identification of the Franchisor, but only to the extent that at Closing all of such items are removed from the Hotel, transferred to the Franchisor, and otherwise dealt with in accordance with the Franchise Agreement.

(j)	“Franchisor” shall mean Hilton Hospitality, Inc. or its successor under the Franchise Agreement.

(k)	“Franchise Agreement” shall mean that certain Franchise Agreement dated November 21, 1986 between Franchisor and Seller.

(l)	“Furnishings” shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, computer hardware and equipment, software (to the extent such software is not proprietary to either Seller, MHL or Manager or subject to a non-transferable license), reservations terminals (to the extent not licensed to Seller by Franchisor under the Franchise Agreement or other applicable documentation), vehicles, building materials, telephones and other communication equipment, copiers, facsimile machines, postal machines, televisions, signs, vacuum cleaners, video equipment and other similar articles of personal property (to the extent Seller or MHL have title to such items and such items are not leased pursuant to any Hotel Contract), located on or at the Property and used or usable in connection with the operation of the Hotel, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business consistent with past practices prior to the Closing Date and in accordance with the terms of this Agreement, excluding therefrom all items of personal property owned by Manager set forth on Exhibit A or a tenant under a Space Lease. In no event shall Furnishings include any such items which bear the trade name, trademark, service mark, logo or other identification of the Franchisor, but only to the extent that at Closing all of such items are removed from the Hotel, transferred to the Franchisor, and otherwise dealt with in accordance with the Franchise Agreement.

(m)	“Hazardous Substance” shall mean any substance, material or waste which is regulated, or governed by any Environmental Law, including without limitation (a) any substance, material or waste defined, used or listed as “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance” or similar or related term as defined, used or listed in any Environmental Laws, (b) any asbestos or asbestos containing materials, (c) any underground storage tanks or similar facilities, (d) petroleum, petroleum-based substances or polychlorinated biphenyl, (e) mold and similar organisms, and (f) any additional substances or materials which are hazardous or toxic substances under any Environmental Laws.

(n)	“Hotel Contracts” shall mean all service and maintenance contracts, employment agreements, purchase orders and other contracts or agreements, including without limitation equipment leases, relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties, as the same may change after the date hereof but only to the extent permitted under this Agreement. Hotel Contracts shall not include (i) the Franchise Agreement, (ii) Bookings or agreements relating to Bookings, (iii) the Management Agreement, (iv) any contracts, equipment leases or purchase orders (except to the extent of Consumables, Expendables and/or Furnishings ordered prior to the Closing in the ordinary course of business consistent with past practices and not yet delivered to the Property) under which, or which are subject to master agreements under which, goods and/or services are supplied or leased to more than one hospitality property owned, leased or managed by Seller, MHL, Manager or any of its or their respective affiliates, unless the same is specifically set forth on Exhibit D, (v) the MHL Lease or (vi) the Space Leases.

(o)	“Hotel Employees” shall mean the persons employed at the Hotel, whether by Seller, MHL or Manager, to operate the Hotel.

(p)	“Improvements” shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property located on the Land.

(q)	“Land” shall mean the land described on Exhibit B, together with all property rights, easements, tenements, hereditaments, rights-of-way, development rights, entitlements, unused densities, privileges and appurtenances thereto; all leases, rents, and profits derived therefrom; all right, title and interest of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, public or private, in front of or adjoining all or any part of the land to the center line thereof; subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the Land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land.

(r)	“Management Agreement” shall mean that certain Hotel Management Agreement dated as of January 1, 2001 between MHL and Manager.

(s)	“Manager” shall mean Interstate Management Company, L.L.C., an affiliate of Purchaser which is the current manager of the Hotel.

(t)	“MHL” shall mean MeriStar Hotel Lessee, Inc., an affiliate of Seller which is the current lessee of the Property.

(u)	“MHL Lease” shall mean that certain operating lease with respect to the Property between Seller, as owner, and MHL, as tenant, which such operating lease shall be terminated at or prior to Closing.

(v)	“Miscellaneous Personal Property” shall mean the Hotel’s website and web address (if any, and only to the extent such website and/or web address, relates solely to the Hotel), the Hotel’s telephone numbers, printed marketing materials, if any, relating solely to the Hotel, and any slides, proofs or drawings used by Seller or MHL to produce such materials, to the extent such slides, proofs or drawings are in Seller’s or MHL’s possession and without any express or implied warranty of any kind by Seller or MHL in connection therewith. In no event shall Miscellaneous Personal Property include any property licensed for use under the Franchise Agreement, but only to the extent that at Closing all of such items are removed from the Hotel, transferred to the Franchisor, and otherwise dealt with in accordance with the Franchise Agreement.

(w)	“Permits” shall mean all governmental licenses, permits, certificates, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on-premises consumption of liquor and other alcoholic beverages.

(x)	“Property” shall mean the Land and Improvements.

(y)	“Space Leases” shall mean all leases and other agreements (written or oral) for the use of space at the Property, including but not limited to, agreements for the use of rooftop space on the Hotel for the installation of cellular telephone antennas (but, with respect to such cellular antenna leases, net of brokerage commissions to third parties). The term “Space Leases” shall not include the MHL Lease or Bookings.

(z)	“Title Company” shall mean First American Title Insurance Company, through its National Accounts Office in Washington, DC, in its capacity as title insurer.

(aa)	“Warranties” shall mean any assignable warranties benefiting Seller or MHL with respect to the Furnishings, Miscellaneous Personal Property and Improvements.
     1.02 Sale and Purchase. Seller agrees to sell, transfer and convey the Property, the Furnishings, the Consumables, the Expendables, the Hotel Contracts, the Bookings, the Books and Records, the Space Leases, the Warranties, the Miscellaneous Personal Property and the assignable Permits (all of the foregoing collectively, the “Purchased Assets”) to Purchaser, and Purchaser agrees to purchase the Purchased Assets from Seller, subject to the terms, covenants, conditions and provisions set forth in this Agreement. Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, Seller is not conveying as part of such sale any cash, cash equivalents, bank accounts, reserve accounts, deposits and the like owned or held by Seller, Manager or MHL, other than cash in house banks being apportioned pursuant to Section 6.02(j) and, to the extent the same are credited to Seller and assigned to Purchaser pursuant to Section 6.02, accounts receivable and deposits.
     1.03 Condition of Property. Purchaser acknowledges that (i) Manager is an affiliate of Purchaser and Purchaser is knowledgeable about the Purchased Assets, (ii) Purchaser will have a reasonable opportunity to inspect and investigate the Property, the other Purchased Assets and all matters relating thereto, including, without limitation, all of the physical, environmental and operational aspects of the Purchased Assets, either independently or through agents and experts of Purchaser’s choosing and (iii) Purchaser will acquire the Purchased Assets based upon Purchaser’s own knowledge, investigation and inspection. SELLER AND PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, THE PURCHASED ASSETS SHALL BE SOLD, AND PURCHASER SHALL ACCEPT THE PURCHASED ASSETS, ON THE CLOSING DATE “AS IS”, “WHERE IS”, “WITH ALL FAULTS” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, PURCHASER IS NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE PURCHASED ASSETS, INCLUDING WITHOUT LIMITATION: (A) THE CONDITION OR SAFETY OF THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY INCLUDING HAZARDOUS

SUBSTANCES, LOT SIZE, OR SUITABILITY OF THE PROPERTY FOR A PARTICULAR PURPOSE; (B) THE HISTORICAL OR PROJECTED REVENUES, EXPENSES, OCCUPANCY RATES, ROOM RATES, PROFITABILITY OR OTHER FINANCIAL STATISTICS OF THE PURCHASED ASSETS; (C) THE LIVABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (D) THE FITNESS OF ANY PERSONAL PROPERTY; OR (E) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OR ANY SIMILAR STATE OR LOCAL LAW). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL BE UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES, AND THAT PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY ANY PERSON WHOMSOEVER. ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER. PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER PURSUANT TO THIS AGREEMENT TO MAKE OR TO PAY FOR ANY CHANGES, ALTERATIONS, OR REPAIRS TO THE PROPERTY PRIOR TO OR AFTER THE CLOSING. PURCHASER AGREES AND ACKNOWLEDGES THAT PURCHASER’S OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH PURCHASER HAVING NO RIGHT TO DELAY THE CLOSING OR TERMINATE THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY PURCHASER AFTER THE EFFECTIVE DATE.
     Seller’s Initials:                     Purchaser’s Initials:
     1.04 CERCLA Release. Except as may be expressly provided in this Agreement, Purchaser, for itself and its successors in interest, releases Seller from, and waives all claims and liability against Seller for, any structural, physical and/or environmental condition at the Property, and hereby releases Seller from, and waives all liability against Seller attributable to, the structural, physical and/or environmental condition of the Property, including without limitation the presence, discovery or removal of any Hazardous Substances in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time (“CERCLA”) or any related claims or causes of action or any other federal or state based statutory or regulatory causes of action for environmental contamination at, in or under the Property. The provisions of this Section shall survive the Closing.
II.
Consideration
     2.01 Purchase Price. In consideration of the sale of the Purchased Assets, Purchaser shall pay to Seller the amount of Fourteen Million Fifty Thousand Dollars ($14,050,000) (the “Purchase Price”).
     2.02 Payments. The Purchase Price shall be payable by Purchaser as follows:
(a)	Five Hundred Thousand Dollars ($500,000) as an earnest money deposit (together with any interest earned thereon, the “Earnest Money”), by check or wire transfer of good funds to the Escrow Agent within two (2) business days after the Effective Date;

(b)	At Closing, the termination fee owed by Seller to Manager under the Management Agreement, in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), will be waived by Manager;

(c)	At Closing, Seller will receive a credit from Manager in the amount of One Hundred Thousand Dollars ($100,000), which Seller and its affiliates may apply, at any time prior to the second anniversary of the Closing Date, to termination fees owed to Manager in connection with the termination of any other hotel management agreement, provided that no more than Twenty-Five Thousand Dollars ($25,000) shall be applied to the termination of any individual hotel management agreement (the parties hereby agreeing that this credit shall be reflected in an amendment to that certain Master Fee Agreement dated as of January 1, 2001, as amended, between MHL (together with other affiliates of Seller) and Manager, in form and substance reasonably satisfactory to the parties thereto, which shall be entered into at the Closing); and

(d)	The balance of the Purchase Price (adjusted based on the prorations set forth herein) by wire transfer of immediately available good funds to Seller at the Closing.
     2.03 Earnest Money. The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur, the Earnest Money shall be held and delivered as provided in this Agreement.
     2.04 Allocation. The Purchase Price shall be allocated between the Property and the other Purchased Assets as the parties may reasonably agree upon prior to the Closing.
III.
Title Matters
     3.01 Survey. Seller, at Purchaser’s cost, ordered from S.D. Puckett & Associates, Inc. an ALTA (or local equivalent) survey of the Property (the “Survey”) dated August 8, 2005, and delivered the Survey to Purchaser and the Title Company. On September 15, 2005, Seller provided Purchaser with Seller’s Survey Objections.
     3.02 Title Commitment. Seller, at Purchaser’s cost, caused the Title Company to issue to Purchaser a commitment for ALTA Owner’s Policy of Title Insurance or local equivalent, with extended coverage and customary owner endorsements dated August 26, 2005 (the “Title Commitment”), with respect to the Property accompanied by, to the extent available, a legible copy of all recorded documents relating to liens, easements, rights-of-way, restrictions and other matters affecting title to the Property.
     3.03 Title Objections. Purchaser acknowledges that it has received and reviewed the Title Commitment and all recorded documents referenced therein, and, in a letter dated August 18, 2005, Purchaser notified Seller of any items therein which are unacceptable to Purchaser (“Title Objections”). Seller has agreed to cure all such Title Objections prior to Closing. Seller may cure any Title Objection by causing the Title Company, at Seller’s cost and expense, to omit such Title Objection from Purchaser’s and Purchaser’s lender’s title policy issued pursuant to the Title Commitment (the “Title Policy”) or to “insure over” such Title Objection. If Seller fails to cure such Title Objections at or before Closing, then Purchaser may as its sole remedy either (i) accept title to the Property subject to such Title Objections or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement except with respect to those provisions that specifically provide that they survive the termination of this Agreement. Subject to the provisions of Section 3.06, any restrictions, liens, encumbrances, easements, rights of way and other matters shown on the Title Commitment which are waived or are not objected to by Purchaser in the manner provided in this Section shall be deemed “Permitted Exceptions”.
     3.04 Survey Objections. Purchaser acknowledges that it has received and reviewed the Survey, and, in a letter dated September 15, 2005, Purchaser notified Seller of any items therein which are unacceptable to Purchaser (“Survey Objections”). Seller has agreed to cure all such Survey Objections prior to Closing. Seller may cure any Survey Objection by causing the Title Company, at Seller’s cost and expense, to omit such Survey Objection from the Title Policy or to “insure over” such Survey Objection. If Seller fails to cure such Survey

Objections at or before Closing, then Purchaser may as its sole remedy either (i) accept title to the Property subject to such Survey Objections or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement except with respect to those provisions that specifically provide that they survive the termination of this Agreement. Subject to the provisions of Section 3.06, any restrictions, liens, encumbrances, easements, rights of way and other matters shown on the Survey which are waived or are not objected to by Purchaser in the manner provided in this Section shall be deemed “Permitted Exceptions”.
     3.05 Title Conveyed. Subject to Sections 3.03 and 3.04, Seller shall on the Closing Date convey to Purchaser good and marketable title to the Property, subject only to the Permitted Exceptions.
     3.06 Mortgage Liens. Seller, at its expense, shall cure (by payment, bonding or escrow deposit in a manner reasonably acceptable to the Title Company) at or before the Closing any mortgage, deed of trust or other monetary lien constituting a Title Objection, and Seller may not refuse to cure the same.
IV.
Representations; Covenants and Conditions
     4.01 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that as of the Effective Date and as of the Closing Date:
(a)	Seller is a duly organized and validly existing corporation in good standing in the state of its formation and in the state in which the Property is located. Seller has full power and authority to enter into this Agreement, to perform its obligations under this Agreement and to own and operate the Hotel and the Purchased Assets.

(b)	The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)	The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any organizational document of Seller; (ii) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Hotel or Property is bound or affected (other than the Franchise Agreement) which would have a material impact on the ownership or operation of the Property by Purchaser, provided that Purchaser and Seller obtain all Required Consents; (iii) result in the creation or imposition of any lien, charge or encumbrance, against the Hotel or Property or any portion thereof; or (iv) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material impact on the ownership or operation of the Hotel or Property by Purchaser.

(d)	No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement, other than (i) consents or approvals listed on Exhibit I (collectively, the “Required Consents”), (ii) such consents or approvals as may be required pursuant to the Franchise Agreement and (iii) such consents or approvals as may be required under the Hotel Contracts which, if not obtained, would not have a material adverse effect on Purchaser’s ownership and operation of the Hotel or the Property after the Closing.

(e)	There are no Space Leases affecting all or any portion of the Property except as set forth on Exhibit C. To Seller’s knowledge, (i) all of the Space Leases are in full force and effect, (ii) each of the Space Leases delivered, or to be delivered, to Purchaser is true and complete, and (iii) except as set forth on Exhibit C, there are no material defaults by Seller or, to Seller’s knowledge, any other party under any of the Space Leases. The MHL Lease and the Management Agreement will be terminated by Seller on or prior to the Closing Date. Purchaser acknowledges and agrees that rents received under any antenna leases encumbering the Property are net of commissions due to third party brokers arranging such leases.

(f)	There are no Hotel Contracts affecting all or any portion of the Property except as set forth in Exhibit D, other than certain multi-property agreements pursuant to which goods and/or services are supplied to more than one property owned, leased or managed by Seller, MHL or Manager or its or their affiliates, which multi-property agreements Purchaser and Seller acknowledge and agree are not being assigned to Purchaser unless the same are set forth on Exhibit D. To Seller’s knowledge, (i) each of the Hotel Contracts is in full force and effect, (ii) each of the Hotel Contracts delivered, or to be delivered, to Purchaser is true and complete, and (iii) except as set forth on Exhibit D, there are no material defaults by Seller or, to Seller’s knowledge, any other party under any of the Hotel Contracts. If there exists any Hotel Contract which is not reflected on Exhibit D, the foregoing representation shall not be deemed incorrect to the extent such Hotel Contract is entered into after the Effective Date as permitted hereunder.

(g)	To Seller’s knowledge, all material Permits required for and relating to the operation of the Hotel are set forth in Exhibit E. To Seller’s knowledge (i) the Permits are in full force and effect, (ii) except as set forth on Exhibit F, Seller has received no written notice of any violations of the Permits, and (iii) each of the Permits delivered, or to be delivered, to Purchaser is true and complete.

(h)	Except as set forth on Exhibit F, Seller has not received written notice of any violation of laws within the past two (2) years for any violation which has not been remedied. To Seller’s knowledge, Seller is not currently in violation of, any laws, ordinances, building codes, zoning codes, orders, regulations or legal requirements, including without limitation Environmental Laws (“Laws”), of governmental or quasi-governmental authorities with respect to the Property or the ownership, use, maintenance or operation of the Hotel.

(i)	Except as set forth in Exhibit G, there is no litigation, action, investigation or proceeding (including, but not limited to, proceedings in respect to a condemnation) pending or, to Seller’s knowledge, threatened in writing relating to the Purchased Assets, the Hotel or the Property or the transactions contemplated by this Agreement.

(j)	Seller and/or MHL owns good and marketable title to the Furnishings, Consumables, Expendables and Miscellaneous Personal Property, free and clear of all liens, claims and encumbrances other than (i) the Permitted Exceptions, (ii) items which are leased as indicated in the Hotel Contracts (including without limitation any equipment leases for certain Furnishings set forth on Exhibit D) and (iii) the rights, if any, of the Franchisor under the Franchise Agreement therein or thereto.

(k)	Seller is not a “foreign person” as defined in the Internal Revenue Code of 1986, as amended.

(l)	Neither Seller nor any of its affiliates, or, to Seller’s knowledge, the funding sources for any of them, is a Specially Designated National or Blocked Person (as defined herein). Neither Seller nor any affiliate is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Seller nor any affiliate is acting on behalf of a government of any country that is subject to such an embargo. Seller agrees that it will notify Purchaser in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties incorrect. For purposes of this Agreement, “Specially Designated National or Blocked Person” means (a) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (b) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (c) a person or entity otherwise identified by government or legal authority as a person or entity with whom a United States Person (as defined below) is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac. “United States Person” shall mean: (1) any individual or business entity, regardless of location, that is a resident of the United States; (2) any individual or business entity physically located within the United States; (3) any company or business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (4) any individual or business entity, wheresoever organized or doing business, which is owned or controlled by those specified in (1) or (3) above.
     4.02 Seller’s Knowledge. Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean the present actual knowledge, after due inquiry, of John Plunket, Bruce G. Wiles, Michael Linch and/or Kirk Pederson.
     4.03 Seller’s Possession. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean to the extent the material or other item referred to by such phrase is located at the Hotel or in the corporate headquarters of Seller.
     4.04 Imputation of Manager’s Knowledge to Purchaser. Purchaser acknowledges that Manager is an affiliate of Purchaser. All information, documents and knowledge of Manager concerning the Purchased Assets shall be imputed to Purchaser. In no event shall Seller be in breach of any of its representations and warranties for failure to provide Purchaser with any information or documents concerning the Purchased Assets to the extent such information, documents or knowledge are in the possession of Manager.
     4.05 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that as of the Effective Date and as of the Closing Date:
(a)	Purchaser is a duly organized and validly existing limited liability company, is in good standing in the state of its formation and, as of the Closing Date, the state in which the Property is located, and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)	The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(c)	The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any organizational document of Purchaser; (ii) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which Purchaser is bound or affected which would have a material impact on the ownership or operation of the Property by Purchaser; or (iii) constitute or result in the violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material impact on the ownership or operation of the Hotel or Property by Purchaser.
(d)	No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement, other than such consents or approvals as are contemplated by Section 4.11 and on Exhibit I.

(e)	Neither Purchaser nor any of its affiliates, or, to Purchaser’s knowledge, the funding sources for any of them, is a Specially Designated National or Blocked Person. Neither Purchaser nor any affiliate is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Purchaser nor any affiliate is acting on behalf of a government of any country that is subject to such an embargo. Purchaser agrees that it will notify Seller in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties incorrect.
     4.06 Remedies Regarding Representations and Warranties.
(a)	Each party shall promptly after obtaining actual knowledge thereof disclose to the other any changes which results in any of its representations and warranties or the other party’s representations and warranties becoming untrue or incorrect in any material respect. At the Closing, each of Seller and Purchaser shall deliver to the other a certificate affirming, subject only to exceptions specified in such certificate, that the representations and warranties of such party contained in Section 4.01 or 4.05 (as the case may be) are true and correct in all material respects as of the Closing, which such certificate shall be subject to all of the provisions of this Section 4.06.
(i)	Pre-Closing. In the event that Seller becomes aware (either upon written notice from Purchaser or otherwise) prior to Closing that any of Seller’s warranties or representations set forth in this Agreement are not true or accurate in any material respect, Seller may attempt to cure the same by Closing. If Seller is unable or unwilling to cure same by Closing, then Purchaser shall be entitled, as its sole remedy and subject to Section 5.02, either to waive the same and close this transaction or to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give written notice thereof to Seller and Escrow Agent, Escrow Agent shall return the Earnest Money to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except as provided in Section 5.02 and with respect to those provisions that specifically survive the termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no right or remedy with respect to Seller’s breach of any representation or warranty if Purchaser had actual knowledge of such breach as of the date hereof.

(ii)	Post-Closing. The representations and warranties of Purchaser and Seller shall survive Closing for a period of one (1) year, and, subject to the provisions of Sections 4.06(b) and 4.06(c), Seller shall indemnify, defend and hold Purchaser harmless from and against any loss, damage, liability, claim, demand, cause of action, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted against Purchaser after the Closing and arises from a breach of Seller’s representation or warranty, provided that

Purchaser shall advise Seller in writing in reasonable detail of such breach within fifteen (15) months after Closing.
(b)	Notwithstanding any provision of this Agreement or of the certificate delivered pursuant to Section 4.06(a) above to the contrary, Seller shall have no liability to Purchaser, and shall not be required to indemnify Purchaser, for any breach or breaches by Seller of any representation or warranty set forth in this Agreement or such certificate unless (i) the Closing occurs, (ii) Purchaser had no actual knowledge of such breach at or prior to Closing and (iii) the aggregate monetary loss to Purchaser resulting from all breaches of representations or warranties by Seller is more than Twenty-Five Thousand Dollars ($25,000). Notwithstanding any provision of this Agreement or of the certificate delivered pursuant to Section 4.06(a) above to the contrary, Purchaser shall have no liability to Seller, and shall not be required to indemnify Seller, for any breach or breaches by Purchaser of any representation or warranty set forth in this Agreement or such certificate unless (i) the Closing occurs, (ii) Seller had no actual knowledge of such breach at or prior to Closing and (iii) the aggregate monetary loss to Seller resulting from all breaches of representations or warranties by Purchaser is more than Twenty-Five Thousand Dollars ($25,000).

(c)	Notwithstanding any provision of this Agreement or of the certificate delivered pursuant to Section 4.06(a) above to the contrary, the aggregate liability of Seller to Purchaser with respect to any and all breaches by Seller of representations and warranties under this Agreement and/or under such certificate shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000). Notwithstanding any provision of this Agreement or of the certificate delivered pursuant to Section 4.06(a) above to the contrary, the aggregate liability of Purchaser to Seller with respect to any and all breaches by Purchaser of representations and warranties under this Agreement and/or under such certificate shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

(d)	The provisions of this Section 4.06 shall survive the Closing.
     4.07 Seller’s Covenants. Seller covenants and agrees with Purchaser that prior to the Closing (and with respect to the applicable covenants in Section 4.07(f) below, from and after the Closing to the extent set forth therein):
(a)	Seller will not sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Purchased Assets or any interest therein except for any Furnishings, Consumables and Expendables which are sold, replaced or consumed in the ordinary course of business consistent with past practices, and shall maintain Furnishings, Consumables and Expendables at the Property in a manner substantially consistent with Seller’s customary operating practices (taking occupancy levels into account) and historical practice at the Property, it being understood that on the Closing Date, the levels of Inventory, Furnishings or Consumables at the Property may be greater or less than those levels on the Effective Date.

(b)	Seller will keep the material Hotel Contracts and the Permits (including any such items entered into after the Effective Date in accordance with Section 4.07(c), but excluding those which may be terminated in the ordinary course of business consistent with past practices or as a result of a default by the other party or which may expire by their terms) in full force and effect, will pay all charges when due under such agreements and will perform all of its material obligations under such Hotel Contracts and Permits. Seller will comply with and pay all charges under the Franchise Agreement consistent with past practices.

(c)	Seller will not enter into, amend or (excluding those which may be terminated in the ordinary course of business consistent with past practices or as a result of a default by the other party or which may expire by their terms) terminate any contracts, leases, licenses, easements or other agreements relating to the Property, which will obligate Purchaser or be a charge or lien against the Property, except those which (i) are necessary to continue the operation of the Hotel in the ordinary course of business consistent with past practices, (ii) are terminable without payment or penalty on thirty (30) or fewer days notice or (iii) have otherwise been approved by Purchaser in its sole discretion. Purchaser shall advise Seller of its approval or rejection of any such proposed contract, lease, license, easement or other agreement within five (5) business days after Seller has delivered the same to Purchaser. Purchaser’s failure to approve or reject the same within such five (5) business day period shall be deemed to be an acceptance of the submission and an authorization for Seller to execute the applicable contract, lease, license, easement or other agreement. Nothing contained in this Section 4.07 shall limit Seller’s rights to accept or contract for essential Property services, room reservations, bookings or other advanced commitments for use of the Property’s facilities in accordance with its existing standard of operation as of the Effective Date.
(d)	Seller will operate and maintain, or cause to be operated and maintained, the Property in substantially the same manner in which it is being operated and maintained as of the Effective Date.

(e)	Seller will permit Purchaser and its representatives, contractors, agents, personnel, lenders, employees, investors and partners to enter upon and inspect the Property and perform such investigations of the Purchased Assets and all Books and Records as Purchaser may from time to time deem desirable. Provided Purchaser gives Seller reasonable prior notice, Seller shall arrange for Purchaser and Purchaser’s agents to have reasonable access to the Property during regular business hours until the Closing Date to conduct Purchaser’s due diligence, to prepare for Closing and to verify any change in the condition of the Property since the Effective Date. Purchaser does hereby acknowledge and agree, regardless of whether such entry and/or activities occurred before or after the Effective Date, that (i) the costs and expenses of Purchaser’s access, whenever incurred, shall be borne solely by Purchaser, (ii) Purchaser has been obligated during all entries made prior to the Effective Date and shall be obligated with respect to all entries made from and after the Effective Date not to unreasonably disturb or interfere with the operation, management or use of the Property by Seller, Seller’s agents, any tenant or any tenant’s customers, invitees or guests, (iii) Purchaser has been obligated during all entries made prior to the Effective Date, and shall be obligated with respect to all entries made from and after the Effective Date, not to damage or adversely affect the physical structure or any of the mechanical, electrical, plumbing or HVAC systems of the Property and/or the Furnishings and (iv) Purchaser shall be obligated with respect to all entries made from and after the Effective Date to give prior notice to Seller of any such entry and Seller shall have the right to require that Purchaser’s representative be accompanied by a representative of Seller during any such visit to the Property. Purchaser hereby agrees to indemnify, defend, and hold Seller, MHL, Manager and the Property harmless from any and all actual costs, loss, damages (excluding consequential and punitive damages) or expenses (including reasonable attorneys’ fees) arising out of any personal injury or property damage resulting from such entry and/or activities upon the Property by Purchaser, its agents, contractors and/or subcontractors, regardless of whether such entry and/or activities occurred before or after the Effective Date, which indemnity shall survive the Closing or any termination of this Agreement. At all times that Purchaser is given access to the Property in connection with its investigations under this Section 4.07(e), Purchaser shall carry, and Purchaser shall cause all of its agents and contractors to carry, reasonably adequate liability insurance covering their respective activities at the Property and Purchaser shall deliver evidence of such insurance to Seller upon Seller’s request. In no event shall Purchaser or its agents undertake any invasive testing at the Property, other than a standard Phase I environmental type test, without the prior consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

Purchaser shall have the right to communicate with Hotel Employees, provided the same is coordinated through Seller, without the prior consent of Seller.

(f)	Purchaser is the current holder of the liquor license for the Hotel. Seller will cooperate with Purchaser in all reasonable respects in connection with Purchaser’s retention of all liquor licenses used in connection with the operation of the Hotel.

(g)	Until Closing (or any earlier termination of this Agreement), Seller shall not, directly or indirectly, solicit, discuss or negotiate with any person or entity (other than Purchaser), or accept, any proposal for the acquisition of Seller, the Hotel or the Property in whole or in part.
     4.08 Intentionally Omitted.
     4.09 Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:
(a)	Purchaser shall not have terminated this Agreement.

(b)	Seller’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects as of the Closing Date subject to (i) Seller’s right to cure the same prior to the Closing as set forth in Section 4.06(a) above, (ii) any changes permitted pursuant to this Agreement, and (iii) such changes in such representations and warranties as are actually known to Purchaser as of the date hereof.

(c)	Seller shall have delivered all of the documents required under this Agreement and performed in all material respects all of its covenants and obligations under this Agreement.

(d)	The Title Company shall be prepared, upon or simultaneously with compliance by Purchaser of all requirements of Purchaser set forth in the Title Report, to issue to Purchaser an owner’s policy of title insurance in the amount of the Purchase Price meeting the requirements of Section 3.03.

(e)	Purchaser shall have received approval by Franchisor of an assignment of the Franchise Agreement or shall have received a new license or franchise agreement from Franchisor or an Other Franchisor, in form and substance satisfactory to Purchaser in its sole discretion.

(f)	Between the Effective Date and the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise) or results of operations of the Hotel, the Property or the Purchased Assets.
The conditions precedent set forth in this Section 4.09 are solely for the benefit of Purchaser and may be waived only by Purchaser, which waiver may be granted or withheld by Purchaser in its sole discretion. Without limiting and without prejudice to any of Purchaser’s other rights or remedies under this Agreement in the event any such failure of condition is the result of or arises out of Seller’s default under this Agreement, if any condition precedent to Purchaser’s obligations under this Agreement has not been satisfied as of the Closing Date or waived by Purchaser, then Purchaser shall be entitled in its sole discretion to terminate this Agreement by giving Seller and Escrow Agent written notice to such effect, whereupon Escrow Agent shall return the Earnest Money to Purchaser.
     4.10 Conditions Precedent to Seller’s Obligations. Seller’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

(a)	Purchaser’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects, subject to such changes as are permitted under this Agreement.

(b)	Franchisor shall have (i) either (A) approved Purchaser’s change of ownership application with respect to the Hotel, and agreed to Purchaser’s assumption of, and Purchaser shall have assumed, the Franchise Agreement, or Franchisor shall have entered into a new license or franchise agreement with Purchaser with respect to the Hotel, as required by Franchisor, or (B) terminated the Franchise Agreement, and, in either case, (ii) delivered to Seller and any guarantor of or party to the Franchise Agreement a release (the “Release”) of their respective obligations under the Franchise Agreement (to the extent the same arise from and after the Closing), executed by Franchisor in Franchisor’s customary form, with such changes as may be reasonably requested by Seller.

(c)	Purchaser shall have paid the Purchase Price, delivered all of the documents required under this Agreement and performed in all material respects all of its other covenants and obligations under this Agreement.
The conditions precedent set forth in this Section 4.10 are solely for the benefit of Seller and may be waived only by Seller, which waiver may be granted or withheld by Seller in its sole discretion. Without limiting and without prejudice to any of Seller’s other rights or remedies under this Agreement in the event any such failure of condition is the result of or arises out of Purchaser’s default under this Agreement, if any condition precedent to Seller’s obligations under this Agreement has not been satisfied as of the Closing Date or waived by Seller, then Seller shall be entitled in its sole discretion to terminate this Agreement by giving Purchaser and Escrow Agent written notice to such effect, in which event the Earnest Money shall be paid to the party entitled thereto under this Agreement.
     4.11 Franchise Agreement.
(a)	Purchaser acknowledges that the Franchise Agreement provides that, in the event of a proposed sale or lease of the Hotel, Franchisor shall have a right of first offer with respect thereto. Promptly following the Effective Date, Seller shall use commercially reasonable efforts to obtain Franchisor’s waiver of such right. If Franchisor asserts that it has the right to purchase the Hotel and notifies Seller that it intends to exercise its right to purchase the Hotel, Seller shall so notify Purchaser within two (2) business days, this Agreement shall terminate, neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement except with respect to those provisions that specifically provide that they survive the termination of this Agreement, and Escrow Agent shall return the Earnest Money to Purchaser and Purchaser shall be entitled to payment from Seller of (i) Purchaser’s actual third-party out of pocket due diligence costs, including outside legal fees, in connection with this transaction in an amount not to exceed Fifty Thousand Dollars ($50,000) and (ii) Purchaser’s actual non-refundable fees and costs paid by Seller to Franchisor in connection with obtaining a new license or franchise agreement for the Property, in an amount not to exceed Seventy Five Thousand Dollars ($75,000). If Franchisor exercises its right to purchase the Hotel, but fails to consummate the purchase, then Purchaser shall have the option (which may be exercised in Purchaser’s sole discretion within thirty (30) days after Purchaser’s receipt of notice that Franchisor has failed to consummate the purchase) to reinstate the effectiveness of this Agreement and to complete the purchase of the Hotel, in which case the date of reinstatement shall become the new Effective Date.

(b)	Purchaser shall promptly and in good faith seek to obtain a new license or franchise agreement from Franchisor or from another hotel franchisor (“Other Franchisor”), or to assume the existing Franchise Agreement from the Franchisor, in accordance with all applicable provisions of the Franchise Agreement, including without limitation providing such financial and other information regarding Purchaser as may be reasonably required by the Franchisor or by the Other Franchisor, as appropriate. In connection therewith,

Seller shall, at no cost to Seller, cooperate in all reasonable respects with Purchaser in connection with such application for a new license or franchise agreement or for the assumption of the existing Franchise Agreement. At Seller’s expense, Seller has caused Franchisor to inspect the Hotel and issue a property improvement plan which identifies improvements necessary to maintain a franchise agreement with Franchisor upon a sale of the Hotel (the “PIP”). Purchaser acknowledges and agrees that it shall be Purchaser’s obligation to diligently pursue a transfer of the Franchise Agreement or a new license or franchise agreement for the Hotel from Franchisor or an Other Franchisor. Purchaser shall pay all application fees, transfer fees and similar amounts as may be required by Franchisor or by such Other Franchisor, as appropriate, in connection with the issuance of a new license or franchise agreement to Purchaser or the assumption of the existing Franchise Agreement by Purchaser; provided, however, that Seller shall pay any and all termination fees or termination costs relating to the existing Franchise Agreement, if any. Seller shall have no obligation with respect to the PIP or other work requirement agreed to by Purchaser.

(c)	Notwithstanding anything to the contrary set forth in Section 4.11(b), Purchaser shall have the right not to assume the existing Franchise Agreement or not to obtain a new license or franchise agreement from Franchisor or an Other Franchisor, as applicable.

(d)	If Purchaser shall neither assume the Franchise Agreement nor obtain a new license or franchise agreement from Franchisor, then at the Closing, Seller shall be entitled to remove from the Property and return to Franchisor in accordance with the Franchise Agreement all items of personal property marked with Franchisor’s name or other marks, such items shall not be a part of the Purchased Assets and Purchaser shall receive no credit against the Purchase Price as a result of the removal of such items from the Property.
V.
REMEDIES
     5.01 PURCHASER’S DEFAULT/SELLER’S REMEDIES. IF PURCHASER DEFAULTS UNDER THIS AGREEMENT OR OTHERWISE FAILS TO CLOSE THE TRANSACTIONS SET FORTH IN THIS AGREEMENT, FOR ANY REASON EXCEPT (A) THE FAILURE OF ANY CONDITION PRECEDENT TO PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT OR (B) PURCHASER’S TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY UNDER THIS AGREEMENT TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY (IN ADDITION TO ATTORNEYS’ FEES PURSUANT TO SECTION 5.03 BELOW, IF APPLICABLE) AS LIQUIDATED DAMAGES AND NOT AS A PENALTY (WHICH EARNEST MONEY SHALL BE PROMPTLY PAID BY ESCROW AGENT TO SELLER UPON SELLER’S AND PURCHASER’S JOINT WRITTEN NOTICE THEREOF TO ESCROW AGENT), IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER UNDER THIS AGREEMENT. IN CONNECTION THEREWITH, SELLER WAIVES ITS RIGHT TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT FROM PURCHASER. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS TO CONTEST THE VALIDITY OF THE FOREGOING LIQUIDATED DAMAGES PROVISIONS FOR ANY REASON WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, SUCH PROVISION BEING UNREASONABLE UNDER CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE OR AT THE TIME OF DEFAULT. NOTWITHSTANDING THE FOREGOING, THE ASSERTION OR PAYMENT OF THE FOREGOING LIQUIDATED DAMAGES SHALL NOT BE DEEMED TO BE A WAIVER OF ANY RIGHTS OR REMEDIES THAT SELLER MAY HAVE AGAINST PURCHASER PURSUANT TO ANY PROVISION OF THIS AGREEMENT THAT SPECIFICALLY PROVIDES THAT IT SURVIVES THE TERMINATION OF THIS AGREEMENT.

     Seller’s Initials:                     Purchaser’s Initials:
     5.02 SELLER DEFAULT/PURCHASER’S REMEDIES. IF SELLER DEFAULTS UNDER THIS AGREEMENT OR OTHERWISE FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT ON OR PRIOR TO THE CLOSING, FOR ANY REASON EXCEPT THE FAILURE OF ANY CONDITION PRECEDENT TO SELLER’S OBLIGATIONS UNDER THIS AGREEMENT, THEN ANY ONE OF THE FOLLOWING, AND ONLY THE FOLLOWING, SHALL BE AVAILABLE TO PURCHASER AS ITS SOLE AND EXCLUSIVE REMEDY: (A) TO TERMINATE THIS AGREEMENT BY GIVING SELLER WRITTEN NOTICE OF SUCH ELECTION PRIOR TO OR AT CLOSING WHEREUPON THE ESCROW AGENT SHALL PROMPTLY RETURN TO PURCHASER THE EARNEST MONEY, AND THE PARTIES SHALL HAVE NO FURTHER RIGHTS OR LIABILITIES UNDER THIS AGREEMENT EXCEPT (1) FOR THOSE PROVISIONS WHICH SPECIFICALLY PROVIDE THAT THEY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (2) SELLER SHALL REIMBURSE PURCHASER FOR (i) PURCHASER’S ACTUAL THIRD-PARTY OUT OF POCKET DUE DILIGENCE COSTS AND OUTSIDE LEGAL FEES, IN AN AMOUNT NOT TO EXCEED FIFTY THOUSAND DOLLARS ($50,000) and (ii) PURCHASER’S ACTUAL NON-REFUNDABLE FEES AND COSTS PAID BY SELLER TO FRANCHISOR IN CONNECTION WITH OBTAINING A NEW LICENSE OR FRANCHISE AGREEMENT FOR THE PROPERTY, IN AN AMOUNT NOT TO EXCEED SEVENTY FIVE THOUSAND DOLLARS ($75,000); OR (B) TO WAIVE THE DEFAULT AND CLOSE; OR (C) TO ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT.
     Seller’s Initials:                     Purchaser’s Initials:
     5.03 Attorneys’ Fees. If any litigation between Seller and Purchaser shall arise in connection with this Agreement, then the prevailing party shall be entitled to the payment by the other party of the prevailing party’s actual reasonable attorneys’ fees and costs related to such litigation. The provisions of this Section 5.03 shall be in addition to and not limited by the provisions of Sections 5.01 and/or 5.02 above.
VI.
Closing Matters
     6.01 Closing Date. The delivery of the Deed and other documents required hereunder (the “Closing”) shall be held at the Title Company’s offices or by mail, or through escrow with the Escrow Agent, on the earlier of (i) November 10, 2005 and (ii) two (2) business days after Purchaser receives Franchisor’s approval to assume the Franchise Agreement or Purchaser receives a new license from Franchisor (the “Closing Date”), or such other date as may be agreed to by Seller and Purchaser in their sole discretion.
     6.02 Adjustment and Prorations. The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:
(a)	Taxes. All real and personal property taxes and special assessments, if any, whether payable in installments or not, payable in the tax year in which the Closing Date occurs shall be prorated as of the Cut-Off Time. If such taxes for the tax year in which the Closing Date occurs have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available and shall not be subject to further adjustment (unless an actual bill is received within ninety (90) days after the Closing Date).

(b)	Room Rentals. One-half (50%) of the room rentals and related taxes attributable to the night prior to the Closing Date shall be credited at Closing to Seller and the remaining one-half (50%) shall be credited to Purchaser at Closing. Room rentals attributable to any night prior to the night prior to the Closing Date shall be credited to Seller at Closing.

(c)	Reservation Deposits. Prepaid and unearned reservation deposits and other items prepaid by guests of the Hotel shall be credited or transferred to Purchaser at the Closing.

(d)	Utility and Permit Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. If Purchaser elects, any transferable utility deposits shall be transferred to Purchaser and credited to Seller. Seller shall receive a credit at Closing for any prepaid Permit fees and similar prepaid expenses.

(e)	Operating Expenses and Trade Accounts. Seller shall be responsible for all operating expenses and trade accounts of the Property (including charges and fees payable under the Hotel Contracts) up to and including the Cut-Off Time. To the extent the amounts of such items are then known, Seller shall pay such items at Closing and shall pay the balance of such amounts in the ordinary course of business consistent with past practices, but in no event later than forty-five (45) days after the Closing Date. Purchaser shall assume responsibility for purchase orders made by Seller prior to the Closing Date in the ordinary course of business consistent with past practices for Expendables or Consumables not delivered to the Hotel as of the Closing Date. Purchaser shall be deemed to have assumed any and all operating expenses and trade accounts to the extent Purchaser shall have received a credit therefor under this Section 6.02. All prepaid expenses shall be credited to Seller.

(f)	Food, Beverage and Other Income. Revenues from food, beverage and banquet services, room service, public room revenues, health club revenues, vending machine revenues belonging to Seller or MHL, and other services rendered to guests of the Hotel shall be prorated as of the Cut-Off Time, if, as and when collected.

(g)	Rents. All rentals under any Space Leases (including fixed rents and charges in respect of electricity, operating expenses and taxes) shall be prorated as of the Cut-Off Time if, as and when collected. Payments from tenants under the Space Leases for electricity, operating expenses and taxes which are billed to tenants in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected.

(h)	Employees. All wages and earned but unpaid fringe benefits of Hotel Employees through the Cut-Off Time shall be paid to such Hotel Employees by Seller as provided in Section 6.07 and shall not be prorated.

(i)	Security Deposits. Any security deposits under the Space Leases shall be transferred to Purchaser at the Closing or credited against the Purchase Price.

(j)	Cash. All cash on hand in house banks on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller.

(k)	Ledger and Other Receivables. All accounts receivable attributable to guests in the Hotel on the night preceding the Closing (the “Ledger”) shall be prorated as provided in this Agreement, Seller’s share shall be credited to Seller and the Ledger shall become the property of Purchaser. All other accounts receivable shall be transferred and conveyed to Purchaser at Closing, and Seller shall be paid by Purchaser at Closing an amount equal to the total amount of all such receivables, less a credit of Twenty-eight Thousand Dollars ($28,000) on account of the receivables set forth on Exhibit J (the “Scheduled Receivables”). From and after Closing, Purchaser shall undertake commercially reasonable efforts to collect the Scheduled Receivables, and shall remit to Seller all such funds collected on account of the Scheduled Receivables promptly after receipt of payment.

(l)	Unopened Cases of Consumables. Seller shall receive a credit for the cost (i.e., the amount paid by Seller) of all unopened and unused cases of Consumables which are as of the Closing Date stored at the Hotel.

(m)	Delayed Adjustments. If at any time following the Closing Date the amount of an item listed in this Section 6.02 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before ninety (90) days after the Closing Date. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section. After the Closing Date, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 6.02 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section.
     6.03 Guest Property in Seller’s Possession on Closing Date. Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:
(a)	Safe Deposit Boxes. On the Closing Date, Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Closing Date. Seller may have a representative present at the Hotel during such three (3) day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three (3) day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify and save and hold Seller harmless from and against any claim or obligation arising out of or with respect to such property.

(b)	Baggage Inventory. All guest baggage checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage listed in inventory, and Purchaser hereby agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory.

(c)	Other Property. All other guest property left in the possession, care or control of Seller prior to the Closing Date shall be returned by Seller to guests prior to the Closing Date and if not so returned prior to the Closing Date shall be the sole responsibility of Seller subsequent to the Closing Date.
     The provisions of this Section 6.03 shall survive the Closing.
     6.04 Closing Documents.
(a)	In addition to any other deliveries required of Seller pursuant to the terms of this Agreement, at Closing Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)	a special warranty deed (or local equivalent) conveying the fee estate in the Property to Purchaser as set forth in Section 3.05 (the “Deed”).

(ii)	bills of sale transferring to Purchaser all of the Furnishings, Expendables, Consumables, Miscellaneous Personal Property, Books and Records and Warranties owned by Seller or MHL with respect to the Property free of all encumbrances except for the Permitted Exceptions, without representation or warranty other than as provided herein.

(iii)	one or more assignments conveying and transferring to Purchaser all of the Bookings, the Space Leases, the Hotel Contracts and any other Hotel Contract which Seller was permitted to enter between the date hereof and the Closing pursuant to a provision of this Agreement, and the assignable Permits.

(iv)	possession of the Property (subject to the rights of tenants, guests and invitees).

(v)	evidence reasonably acceptable to Purchaser and acceptable to the title company of the termination of the MHL Lease and the Management Agreement.

(vi)	a certified copy of such good standing certificates, authorizations, approvals and incumbencies of Seller as the Title Company shall reasonably require.

(vii)	a FIRPTA Affidavit in form required by the Internal Revenue Service.

(viii)	original counterparts of the Hotel Contracts, Space Leases and assignable Permits, all to the extent in Seller’s possession, and all Books and Records relating to the Property and the Hotel in Seller’s possession (provided that Seller shall have the right to make copies of such Hotel Contracts, Space Leases and assignable Permits and such books and records, and after Closing to have reasonable access to the same, to the extent required by Seller for accounting, tax reporting or other reporting purposes).

(ix)	any and all plans and specifications for the Improvements on the Property in Seller’s possession.

(x)	such notices of the sale to third parties as may be reasonably requested by the Purchaser.

(xi)	such affidavits, indemnities and related matters as the Title Company may reasonably request, including without limitation such affidavits and indemnities as may be required to permit the Title Company to delete any exceptions for mechanic’s liens.

(xii)	a certificate restating and reaffirming Seller’s representations and warranties pursuant to Section 4.06(a) hereof, with such changes as shall be necessary to make such representations true, complete, and accurate in all material respects as of the Closing Date.

(xiii)	an amendment to the Master Fee Agreement as contemplated by Section 2.02(c).

(xiv)	all of the Required Consents for which Seller is responsible as set forth on Exhibit I.

(b)	In addition to any other deliveries required of Purchaser pursuant to the terms of this Agreement, at Closing Purchaser shall deliver or cause to be delivered to Seller the following:
(i)	the balance of the Purchase Price payable pursuant to Section 2.02(d).

(ii)	such good standing certificates, authorizations, approvals and incumbencies as the Title Company shall reasonably require.

(iii)	an assumption of the obligations (but not the obligations relating to any breach or default existing as of the Closing or which arose due to actions or events occurring prior to the Closing) of Seller from and after the Closing under the Bookings, Space Leases and Hotel Contracts (including those which Seller was permitted to enter into between the date hereof and the Closing pursuant to a provision of this Agreement), and assignable Permits (collectively, the “Assumed Obligations”).

(iv)	a certificate restating and reaffirming Purchaser’s representations and warranties pursuant to Section 4.06(a) hereof, with such changes as shall be necessary to make such representations true, complete, and accurate in all material respects as of the Closing Date.

(v)	an amendment to the Master Fee Agreement as contemplated by Section 2.02(c).

(vi)	all of the Required Consents for which Purchaser is responsible as set forth on Exhibit I.
     6.05 Closing Costs.
(a)	Purchaser shall pay (i) all recording fees imposed in connection with the recordation of the Deed and any deed of trust or mortgage on the Property securing Purchaser’s lender, (ii) Survey costs, (iii) the premiums for the Title Policy, (iv) the costs of its due diligence investigation of the Purchased Assets, (v) all amounts incurred in connection with the issuance of a new license or franchise agreement for the Hotel, including, but not limited to, application fees, transfer fees, and costs of implementing a property improvement plan, but excluding any and all termination fees or costs, and (vi) the fees and disbursements of Purchaser’s attorneys. Purchaser shall pay one-half of the escrow fees of Escrow Agent.

(b)	Seller shall pay (i) all transfer taxes and deed stamps imposed in connection with the conveyance of the Property, (ii) all recording fees imposed in connection with the recordation of documents necessary to remove encumbrances, (iii) the termination fees and costs payable under the Management Agreement, (iv) the termination fees and costs payable under the Franchise Agreement, (v) sales taxes imposed in connection with any items of personal property, (vi) all fees and costs in connection with obtaining any Required Consent, and (vii) the fees and disbursements of Seller’s attorneys. Seller shall pay one-half of the escrow fees of Escrow Agent.

(c)	Any other closing cost not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties in the metropolitan area of the Property.

(d)	The provisions of this Section 6.05 shall survive the Closing or any termination of this Agreement.
     6.06 Real Estate Commissions. Seller and Purchaser each represent and warrant to the other that it has dealt with no broker or finder in the negotiation of this transaction other than Jones, Lang LaSalle (the “Brokers”). Each party agrees to and does hereby indemnify and hold the other harmless against the payment of any commission or finder’s fee to any person or entity claiming by, through or under Seller or Purchaser, as applicable. Seller shall pay the commission of Brokers pursuant to separate agreement. The provisions of this Section 6.06 shall survive Closing.
     6.07 Staff.
(a)	Seller shall pay all wages, payroll taxes and fringe benefits (including vacation pay and sick pay to the extent actually earned) as well as social security, unemployment compensation, health, life and disability insurance and pension fund contributions, if any, through the Closing Date. Except as set forth in Section 6.07(b), Seller will indemnify, defend and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Purchaser after Closing which involves any matter relating to a past or present Hotel Employee concerning acts or omissions occurring up to the Cut-Off Time, including, but not limited to, the payments required under the prior sentence. Purchaser will indemnify, defend and hold Seller, MHL and Manager harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorney’s fees) that may be incurred by, or asserted against, any such party after Closing which involves any matter relating to a Hotel Employee concerning acts or omissions occurring after the Cut-Off Time, including, without limitation, any payment required to be made by Purchaser under this Section 6.07.

(b)	Purchaser acknowledges that Seller shall not be employing the Hotel Employees upon the Closing and that Seller is not giving any notice under, or otherwise complying with, the Worker Adjustment and Retraining Notification Act (together with all rules and regulations promulgated thereunder, the “WARN Act”). Purchaser agrees to hire a sufficient number of the Hotel Employees, and on such terms and conditions, as to avoid any violation of the WARN Act and/or any other similar state or local Laws in the absence of such notice, and agrees to indemnify and defend Seller, MHL and Manager, and hold them harmless, from and against any and all loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) incurred by any of such parties as a result of the failure to give such notice or otherwise comply with the WARN Act and/or any other similar state or local Laws (including, but not limited to, the closing of the Hotel by Purchaser within a period of sixty (60) days after the Closing Date which would result in either (a) a “plant closing” as defined in the WARN Act or (b) a violation under other applicable Laws); provided, however, and without limiting the foregoing, that Purchaser shall (i) not close the Hotel within sixty (60) days after the Closing Date and (ii) rehire at least eighty percent (80%) of the Hotel Employees.

(c)	The provisions of Section 6.07 shall survive the Closing.
     6.08 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.
     6.09 Release. Reference is made to that certain letter dated September 27, 2005 from Bruce G. Wiles of MeriStar Hospitality Company (“MeriStar”) to William Richardson of Interstate Hotels & Resorts, Inc. (“Interstate”) regarding management contracts for various hotels specified therein, as well as issues regarding the operation and sale of the Hotel (the “Letter”). Seller, on behalf of itself and each of its affiliates (including without limitation MeriStar) (collectively, the “Releasing Parties”), hereby releases Interstate and each of its affiliates (including without limitation Purchaser and the Manager), and their respective directors, officers, shareholders, members, partners, managers, representatives, agents and employees, from any and all claims, causes of action, liability, losses and damages which any of the Releasing Parties may have pursuant to the Letter or, except as otherwise provided in this Agreement, in connection with the subject matter thereof, but only to the extent related to the Hotel. The provisions of this Section shall survive the Closing or termination of this Agreement, as applicable.
VII.
Condemnation and Risk of Loss
     7.01 Condemnation. If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to any material portion of the Property (including without limitation the taking of any parking spaces or any access to the Property), and the same is not dismissed prior to Closing, Seller shall promptly notify Purchaser thereof, and Purchaser shall be entitled either to terminate this Agreement upon written notice to Seller or to waive such right of termination and receive all such condemnation proceeds or an assignment thereof at the Closing. In the event Purchaser elects to terminate this Agreement under this Section 7.01, Escrow Agent shall promptly return to Purchaser the Earnest Money and the parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement.
     7.02 Risk of Loss. Until Closing, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty. If prior to the Closing the Improvements shall be damaged by fire or other casualty, Seller shall promptly take all actions reasonably necessary to preserve and protect the Improvements from further loss or damage, and within five (5) business days after such loss deliver to Purchaser the following items (collectively “Casualty Loss Information”): (a) copies of all casualty and business interruption policies relating to the Property; (b) the names, addresses and telephone numbers of the adjustors assigned to adjust the loss; (c) letters addressed to each insurance company issuing a policy covering such loss and executed by Seller authorizing said company and its adjustors to discuss all matters relating to such loss with Purchaser, its agents and attorneys; and (d) a reasonable written description of the damages incurred and a good faith estimate of the cost of restoration. If the Improvements suffer material damage by a casualty, which, for the purpose of this Section, shall mean damage which would require an expenditure in excess of five percent (5%) or more of the Purchase Price to repair, Purchaser may within five (5) business days after delivery of the Casualty Loss Information either:
(a)	terminate this Agreement by delivering written notice of same to Seller, in which event Escrow Agent shall promptly return to Purchaser the Earnest Money and the parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement; or

(b)	waive its right of termination, by delivering written notice of same to Seller, and proceed to close this transaction in accordance with the terms hereof.
At Closing, (i) the amount of any deductibles under the applicable insurance policies and all insurance proceeds received prior to Closing shall be delivered to Purchaser other than such proceeds as shall have been applied to the restoration of the Property, (ii) Purchaser may notify all appropriate insurance companies of its interest in the insurance proceeds, (iii) all casualty insurance proceeds payable as a result of the loss and Purchaser’s pro rata share of any rental or business loss proceeds shall be assigned to Purchaser at Closing and (iv) Purchaser shall assume all contracts or other agreements entered into by Seller with non-affiliated third parties to preserve and protect the Improvements pursuant to the second sentence of this Section and any other contracts entered into by Seller and approved in writing by Purchaser with respect to the restoration of the Property.

VIII.
Indemnities
     8.01 Seller’s Indemnity. For a period of two (2) years from and after the Closing, Seller shall indemnify, defend and hold Purchaser harmless from any and all actual costs, loss, damages (excluding consequential and punitive damages) or expenses (including without limitation reasonable attorneys’ fees) incurred by Purchaser with respect to (i) any breach by Seller of any of its covenants in this Agreement, (ii) Seller’s failure to duly perform, pay and discharge any liability or obligation of Seller, other than the Assumed Obligations, and (iii) Seller’s ownership and operation of the Hotel and the Property prior to the Closing.
     8.02 Purchaser’s Indemnity. For a period of two (2) years from and after the Closing, Purchaser shall indemnify, defend and hold Seller harmless from any and all actual costs, loss, damages (excluding consequential and punitive damages) or expenses (including without limitation reasonable attorneys’ fees) incurred by Seller with respect to (i) any breach by Purchaser of any of its covenants in this Agreement, (ii) Purchaser’s failure to duly perform, pay and discharge any of the Assumed Obligations, and (iii) Purchaser’s ownership and operation of the Hotel and the Property after the Closing.
IX.
Miscellaneous
     9.01 Entire Agreement. This Agreement supercedes the terms of the letter agreement between Seller and Purchaser dated July 7, 2005, and contains the entire agreement of the parties with respect to the subject matter of this Agreement. There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by Seller and Purchaser.
     9.02 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties to this Agreement. Purchaser may not assign this Agreement without the prior written consent of Seller which may be withheld in Seller’s sole discretion, provided, however, that Purchaser may, with five (5) days prior notice to Seller, assign its rights under this Agreement without Seller’s consent to any entity, partnership or limited liability company wholly owned (directly or indirectly) by Interstate Hotels & Resorts, Inc., provided that (a) no further assignment after the initial assignment by Purchaser shall be permitted without Seller’s consent, (b) Purchaser shall remain primarily liable in all respects for its liabilities and obligations under this Agreement, (c) such assignment will not delay the Closing nor require Seller to obtain any additional third party consents, certificates or approvals, and (d) Purchaser’s assignee must have a net worth reasonably acceptable to Seller. No assignment of this Agreement shall release Purchaser from its obligations under this Agreement. Any assignee of this Agreement shall be jointly and severally liable for all obligations of Purchaser hereunder.
     9.03 Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement must be in writing. Notices shall be given by delivery by national overnight courier or by facsimile transmission followed by delivery by national overnight courier. Notice by overnight courier shall be effective one (1) business day after deposit with the courier service. Notice given by confirmed facsimile transmission shall be effective on the business date delivered. For the purposes of Notice, the addresses of the parties shall be:

Seller:

Fax No.:

Phone:

Attn:

with copy to:	Arnold & Porter LLP

Fax No.:

Phone:

Attn:

Purchaser:	4501 N. Fairfax Drive
Arlington, VA 22203
Fax No.: (703) 387-3389
Phone: (703) 387-3332
Attn: Christopher L. Bennett, Senior Vice President and General Counsel

with copy to:	Eckert Seamans Cherin & Mellott, LLC

Fax No.:

Phone:

Attn:

The parties shall have the right from time to time to change their respective addresses for notice by providing at least five (5) days’ written notice to the other party.
     9.04 Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the state in which the Property is located, without regard to its conflict of laws principles. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement.
     9.05 Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement. Any reference in this Agreement to “Sections,” or “Exhibits” shall be references to Sections or Exhibits of this Agreement unless otherwise specified.
     9.06 Time of the Essence. Time shall be of the essence with respect to the performance of all obligations of the parties under this Agreement.
     9.07 Nonrecordation. Neither this Agreement nor any memorandum thereof shall be recorded.
     9.08 Confidentiality.
(a)	Purchaser agrees that, until after the Closing, all documentation or other information delivered to Purchaser or its representatives or agents by Seller or Seller’s representatives or agents pertaining to the Purchased Assets shall be kept strictly confidential and will not be used by Purchaser or its representatives or agents, directly or indirectly, for any purpose other than evaluating the Purchased Assets. Purchaser may however make appropriate disclosures to its investors and lenders and to its and their respective attorneys, accountants and consultants engaged in connection with this transaction or to such other persons or entities to which disclosure is legally required.

(b)	If Purchaser does not acquire the Property for any reason whatsoever, Purchaser shall deliver to Seller, promptly upon demand at no cost to Seller, all materials and documents previously obtained by Purchaser from Seller (with no retention by Purchaser of copies of any such materials and documents), and copies of all third-party engineering work, soils reports, environmental/biological studies, appraisals, and other materials pertaining to the Property (other than information generated by its counsel) as Purchaser has prepared or caused to be prepared. Such delivery shall be made without representation or warranty by Purchaser as to the contents of such items and Seller shall not be entitled to rely on such items.

(c)	Prior to the Closing, neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld), issue any press release or other public statement (except such statements as may be required by law) in connection with the transactions contemplated hereby. From and after the Closing, the parties may issue such a press release or other public statement provided that the same does not describe the economic terms of this transaction except to the extent required by law.

(d)	Each party is authorized to disclose the tax treatment and tax structure of the transactions set forth in this Agreement.

(e)	This Section 9.08 shall survive the Closing or any termination of this Agreement.
     9.09 Counterparts; Execution by Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement exchanged by facsimile transmission shall be fully enforceable.
     9.10 1031 Exchange. Purchaser acknowledges that Seller has advised Purchaser that Seller is reserving its right to exchange the Property for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Seller expressly reserves the right to assign its rights, but not its obligations, under this Agreement to a “Qualified Intermediary” as provided in such regulations on or before the Closing Date; provided, however, that the exchange contemplated by this Section 9.10 shall in no event delay the Closing beyond the Closing Date. Purchaser agrees to cooperate with Seller to effectuate such exchange but Purchaser shall assume no liability or incur any expense in connection therewith. Seller shall pay all costs and advance all funds required in connection with such exchange and shall indemnify, defend, and hold Purchaser harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees) in connection with such exchange. Purchaser shall in no event be required to take title to the exchanged property.
     9.11 Bulk Transfers. Seller and Purchaser specifically waive compliance with the Uniform Commercial Code of the State in which the Property is located with respect to bulk transfers, with any similar provision under any applicable law of such State or the county and city in which the Property is located. In the event such waiver is ineffective, Seller shall indemnify Purchaser for any claims made by creditors under the applicable bulk sales laws relating solely to any pre-Closing payment obligations to such creditors and only in the amount of the payments due such creditors. The provisions of this Section 9.11 shall survive the Closing.
     9.12 No Third-Party Beneficiaries. Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Seller and Purchaser and their permitted successors and assigns respectively.
     9.13 Contract Construction. In the event of litigation between the parties hereto this Agreement shall not be construed against any party on the basis of which party’s counsel drafted this Agreement.
     9.14 Saturdays, Sundays, Legal Holidays. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a Saturday, Sunday, legal or bank holiday, then such time period shall be automatically extended to the next regularly scheduled business day.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto as of the date and year first above written.

SELLER:

MERISTAR HOSPITALITY OPERATING
PARTNERSHIP, L.P.

By:	MeriStar Hospitality Corporation,
its general partner

By:	/s/ DONALD D. OLINGER

Name:	Donald D. Olinger

Title:	Chief Financial Officer

PURCHASER:

INTERSTATE DURHAM, LLC

By:	/s/ CHRISTOPHER L. BENNETT

Name:	Christopher L. Bennett

Title:	Senior Vice President and General Counsel

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of November 10, 2005, by and between MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., Delaware limited partnership (“Seller”), and INTERSTATE DURHAM, LLC, a Delaware limited liability company (“Purchaser”).
RECITALS:
     WHEREAS, Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated as of October 31, 2005 (the “Agreement”); and
     WHEREAS, Purchaser and Seller now desire to amend the Agreement to extend the date on or before which the Closing must occur, all upon the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Defined Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.
     2. Amendment of Section 6.01. Section 6.01 of the Agreement is hereby amended by deleting “November 10, 2005” and replacing it with “November 22, 2005.”
     3. No Other Amendment. All other provisions of the Agreement not specifically referenced in this Amendment shall remain in full force and effect.
     4. Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter thereof.
     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of law principles.
     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Signatures on this Amendment transmitted by facsimile shall be deemed to be original signatures for all purposes of this Amendment.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

By:	MeriStar Hospitality Corporation, its general partner

	By:	/s/ JOHN PLUNKET

	Name:	John Plunket
	Title:	Senior Vice President

INTERSTATE DURHAM, LLC

By:	/s/ CHRISTOPHER L. BENNETT

Name:	Christopher L. Bennett

Title:	Senior Vice President and General Counsel

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